Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

COCRYSTAL PHARMA, INC.

(Conformed copy incorporating all amendments through August 6, 2021)

1. The name of the corporation is Cocrystal Pharma, Inc. (the “Company”).

2. The address of its registered office in the State of Delaware, County of New Castle, is 3411 Silverside Road, Rodney Building #104, Wilmington, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network, Inc.

3. The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. The total number of shares of stock of all classes and series the Company shall have authority to issue is 155,000,000 shares consisting of (i) 150,000,000 shares of common stock, par value of $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

As of the close of business on January 18, 2018 (4:01 p.m. Eastern Daylight Time) (the ‘‘Reverse Split Date’’), each 30 shares of common stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the ‘‘Old Common Stock’’) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of new common stock, par value $.001 per share (referred to in this paragraph as the ‘‘New Common Stock’’), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the ‘‘Old Certificates’’) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (the ‘‘New Certificate’’, whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Company for cancellation, an amount in cash equal to the product obtained by multiplying (i) the average of the closing trading prices (as adjusted to reflect the reverse stock split) of the Company’s common stock, as reported on the OTCQB, during the 20 consecutive trading days ending on the trading day immediately prior to the filing of this Certificate of Amendment and (ii) such fractional interest. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.

5. The name and mailing address of the incorporator is as follows:

Michael D. Harris

1645 Palm Beach Lakes Blvd.

Suite 1200

West Palm Beach, FL 33401

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6. The name and mailing address of each person who is to serve as a director until the first annual meeting of the shareholders or until a successor is elected and qualified, is as follows:

Name	Mailing Address

Dr. Gary Wilcox	4018 Via Laguna Santa Barbara, CA 93110

7. The Company is to have perpetual existence. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter or repeal the bylaws of the Company.

8. Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

Meetings of shareholders may be held within or without the State of Delaware as the bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Company.

9. The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

10. No director of this Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Nothing in this paragraph shall serve to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to this Company or its shareholders, (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

11. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Section 11 (f)) whether civil, criminal or administrative, (a “Proceeding”), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an “Investigation”), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an “Undertaking”).

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(b) If a claim under paragraph (a) of this Section is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In

(i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

(ii) any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a final adjudication that,

the Indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Company.

(c) The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e) The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Company.

(f) Notwithstanding the indemnification provided for by this Section 11, the Company’s bylaws, or any written agreement, such indemnity shall not include any Advancement of Expenses incurred by such Indemnitees relating to or arising from any Proceeding in which the Company asserts a direct claim against an Indemnitee, or an Indemnitee asserts a direct claim against the Company, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise. Following the termination of any Proceeding referred to in this Section 11(f), the Company may provide indemnification in accordance with this Section 11, the Company’s bylaws, any written agreement or the Delaware General Corporation Law.

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12. This Certificate of Incorporation and the internal affairs of the Company shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of November, 2014.

/s/ Michael Harris
Michael D. Harris

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